Exhibit 10.15

[***] Certain information in this document has been omitted from this exhibit because it is both

(i) not material and (ii) would be competitively harmful if publicly disclosed.

Consultancy Agreement

Table of Contents

1.	Services	4

2.	Term	5

3.	Termination	5

4.	Remuneration	5

5.	Expenses and Reimbursement	6

6.	Confidentiality	6

7.	Final Provisions	7

Consultancy Agreement

between

(1)

ATAI Life Sciences AG, a German stock corporation (Aktiengesellschaft), with its registered office at Barer StraBe 7, 80333 Munich, registered with the commercial register of the local court of Munich under HRB 239201

– hereinafter “ATAI” –,

and

(2)	Christian Angermayer, born on 26 April 1978, resident in [***], United Kingdom

– hereinafter “Consultant” –

– ATAI and the Consultant hereinafter jointly the “Parties” and each a “Party” –.

Preamble

(A)	ATAI is a Germany based life science platform, focused on the development of novel treatments for mental health disorders.

(B)

ATAI is intending to prepare and execute the admission of common shares in ATAI and all future shares in ATAI owned by the Shareholders, the “Shares”, and/or NewCo Shares (as defined below) to trading on a regulated market of one or several stock exchanges and the placement of such shares at one or several stock exchanges within the European Union, Canada, the New York Stock Exchange or NASDAQ, or similar stock exchange (the first underwritten public offering of the Shares or the NewCo Shares under the US Securities Act or any comparable securities laws of any other applicable jurisdiction the “IPO”).

(C)

In preparation of the IPO, ATAI is considering a share-for-share exchange (the “Share Exchange”) in which Shareholders of ATAI would exchange their Shares for shares in a newly incorporated Dutch limited liability company (Besloten Vennootschap, BV) or stock corporation (Naamloze Vennootschap, NV) (any such entity referred to as the “NewCo”) in a ratio to be determined by ATAI, thereby becoming shareholders of NewCo and the owner of the shares in the NewCo (“NewCo Shares”). For the avoidance of doubt, ATAI and/or the Dutch HoldCo may implement certain other corporate structural measures relating to the Share Exchange or their corporate legal structure in general as it or they deem expedient or necessary in preparation of the IPO (such corporate structural measures, collectively with the Share Exchange, the “Pre-IPO Reorganization”).

(D)

ATAI wishes to engage the Consultant to provide the Services (as defined below) and the Consultant, who is a Founder and Shareholder of ATAI, has agreed to provide the Services upon the terms of this consultancy agreement (the “Consultancy Agreement”).

NOW THEREFORE, the Parties agree as follows:

1.	Services

1.1	The Consultant shall provide the following services (the “Services”):

(a)	Advising on the structure and timing of the Share Exchange and Pre-IPO Reorganization;

(b)	Assisting ATAI in the preparation of market standard documentation required for the Share Exchange and Pre-IPO Reorganization;

(c)	Advising on determining the appropriate terms for the Share Exchange;

(d)	Advising ATAI on its business and financing strategy on a regular basis

(e)	Advising ATAI on its equity story development for further private financings and/or ATAI’s planned IPO;

(f)	Any other duty and responsibility as may be assigned by ATAI.

1.2

The Consultant is appointed to advise and assist ATAI on a “best effort” basis, e.g. the Consultant is not liable for the willingness of Shareholders to support the Share Exchange and Pre-IPO Reorganization, e.g. the Consultant cannot be held liable in case any Shareholder refuses to enter into any transaction or agreement or to vote in favour of any resolution or to consent to any specific measure in relation to the Share Exchange and Pre-IPO Reorganization.

1.3

Nothing in this Consultancy Agreement or the nature of the Services of the Consultant pursuant to this Consultancy Agreement shall be deemed to create a fiduciary or agency relationship between the Consultant or any of its respective subsidiaries and ATAI or any of its subsidiaries.

1.4

During the Term, the Consultant shall provide the Services for such time as may be necessary for their proper performance. The Services shall be provided at such places as are necessary for their proper performance.

1.5

The Consultant shall provide the Services with all due care, skill and ability and shall promptly give ATAI all such information and reports as ATAI may reasonably require in connection with the provision of the Services.

1.6

Nothing in this Consultancy Agreement shall prevent the Consultant from being engaged, concerned or having any financial interest in any capacity in any other business, trade, profession or occupation during the Term, provided that such activity does not cause a breach of any of the Consultant’s obligations under this Consultancy Agreement.

2.	Term

2.1	This Consultancy Agreement shall commence upon its execution by the Parties (the “Effective Date”) and shall expire on 31 March 2024.

2.2

Upon the expiry of the Term or upon its termination according to clause 3, this Consultancy Agreement shall cease to have any effect (save for clauses 4 (Remuneration), 5 (Expenses and Reimbursement), 7 (Confidentiality) and 8 (Final Provisions)).

3.	Termination

3.1	The Consultant shall be entitled to terminate this Consultancy Agreement by giving written termination notice to ATAI if, in the reasonable opinion of the Consultant:

(a)	ATAI is in breach of a material obligation under this Consultancy Agreement, or

(b)	Circumstances become known which, in the appraisal of the Consultant would not permit or allow the successful completion of the Share Exchange or IPO.

3.2	ATAI shall be entitled to terminate this Consultancy Agreement by giving written termination notice to the Consultant if, in the reasonable opinion of ATAI:

(a)	the Consultant is in breach of a material obligation under this Consultancy Agreement; or

(b)	Circumstances become known which, in the appraisal of ATAI would not permit or allow the successful completion of the Share Exchange or IPO,

in each case, ATAI is only entitled to terminate this Consultancy Agreement until the completion of the Share Exchange or IPO.

4.	Remuneration

4.1

The Consultant shall receive for the provision of the Services share options in accordance with the Equity Incentive Program 2020 for selected executives, employees and consultants of ATAI, adopted by ATAI’s annual general meeting on 20 August 2020, (the “EIP 2020”) that provides for stock options being granted to beneficiaries that will, if such options are being exercised, convert into ATAI Shares.

4.2

Subject to the approval of the supervisory board of ATAI, a number of up to 39,000 share options under the EIP 2020 shall be allocated to the Consultant with the following provisions: (i) Each Option has a strike price of EUR 75 (payable upon exercise of the respective Option) and shall be convertible into one share in ATAI; (ii) All Options are subject to a vesting period of three (3) years with a one year cliff (“Vesting Period”). 13,000 Options will vest on the first anniversary of the Effective Date. The remaining 26,000 Options will vest during the twenty-four (24) months period between the first anniversary of the Effective Date and until the third anniversary of the Effective Date.

4.3

In case this Agreement is terminated before the end of the Vesting Period for any or no reason and irrespective of which Party terminates the Agreement, Consultant shall be entitled to keep such Vested Options received until the effective date of termination and shall be entitled to exercise them in accordance with the EIP 2020. Following the effective date of termination, no further Options are eligible for vesting and any Options received but not vested shall be forfeited.

4.4	For the avoidance of doubt, no remuneration will be due if an IPO does not occur.

5.	Expenses and Reimbursement

5.1

ATAI shall pay all of its own expenses incurred relating to the Share Exchange and the Pre-IPO Reorganization, as well as any reasonable and duly documented costs of the Consultant and (to the extent they have been agreed in advance by ATAI) fees and expenses of external advisors, if any, plus any applicable VAT thereto.

5.2

If the Share Exchange and the following IPO is not completed, ATAI shall reimburse the Consultant, upon request, for all of its out-of-pocket expenses duly documented and reasonably incurred in connection therewith.

5.3

The above-mentioned costs and expenses arising in connection with this Consultancy Agreement shall be paid ATAI after presentation of duly documented evidence in the currency of invoice and in immediately available, freely transferable cleared funds to such bank account as the Consultant notifies to ATAI.

6.	Confidentiality

6.1

The Parties undertake, in respect of them and also on behalf of their Affiliates and representatives to keep confidential and not disclose the content of this Consultancy Agreement, its conclusion and implementation as well as any confidential information obtained from ATAI, except if and to the extent (i) disclosure is expressly agreed among the Parties, (ii) the relevant facts or circumstances are publicly known or become publicly known without any violation of this clause; (iii) disclosure is required pursuant to any statute or law, official, judicial or administrative orders, requirements or provisions or regulations relating to a stock exchange; (iv) disclosure is made to attorneys, accountants, tax consultants, and other professional advisors of a Party, provided that such advisors are subject to secrecy duty by law or a corresponding confidentiality obligation; or (v) disclosure is made to a third party, that can reasonably be expected to subscribe for or acquire shares in ATAI, provided reasonable measures are in place or have been taken that such potential third party acquirer and/or subscriber will keep confidential the content of this Consultancy Agreement as well as any other confidential information obtained.

6.2	The provisions of this clause shall remain in force for a period of four (4) years following the execution of this Consultancy Agreement.

7.	Final Provisions

7.1

“Affiliate” shall be any entity that is controlling, controlled by or under the common control of another person or entity, whereas “control” means the ability of such controlling person/entity to determine the affairs of another entity by way of (i) holding shares, (ii) possession of voting rights, or (iii) any other way whatsoever (in each case whether directly or indirectly), in particular including any affiliated entity (verbundene Unternehmen) as defined in sec. 15 et seq of the German Stock Corporation Act (Aktiengesetz).

7.2	No Party shall be entitled to assign any rights or claims under this Consultancy Agreement without the prior written consent of the other Party.

7.3	This Consultancy Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any previous agreements. There are no side agreements.

7.4

Any amendments and supplements to this Consultancy Agreement as well as waiver of any provision of this Consultancy Agreement, including this Clause 7.4, shall be valid only if made in writing, unless a stricter form is required by law.

7.5

Any notice or other communication between the Parties in connection with this Consultancy Agreement shall be in writing, in English language, and shall be considered as sufficiently given or served of delivered by hand or sent by courier or facsimile to the addresses as set out at the beginning of this Consultancy Agreement or at such other addresses or numbers which each Party may communicate to the other Party pursuant to this Clause 7.5.

7.6	This Consultancy Agreement shall be governed by the laws of the Federal Republic of Germany.

7.7	To the extent permissible by law, exclusive place of jurisdiction for any and all disputes resulting from or arising in connection with this Consultancy Agreement is Frankfurt/Main, Germany.

7.8

If a provision of this Consultancy Agreement should be or become invalid or not contain a necessary regulation, the validity of the other provisions of this Consultancy Agreement shall not be affected thereby. The invalid provisions shall be deemed replaced and the gap shall be deemed filled by a legally valid arrangement, which corresponds as closely as possible to the intentions of the Parties or what would have been the intentions of the Parties according to the aim and purpose of this Consultancy Agreement if they had recognized the invalid provision or gap.

[signature page follows]

[signature page]

For ATAI:	For Consultant:

Berlin, 16.01.2021	London, 16.01.2021
(Place, Date)	(Place, Date)
/s/ Florian Brand	/s/ Christian Angermeyer
Name: Florian Brand	Name: Christian Angermeyer
Position: CEO (Vorstand)	Position: Consultant